EXHIBIT 10.15

Execution Version

FUNDING AGREEMENT

This Funding Agreement (this “Agreement”), dated as of January 8, 2020, is entered into by and among Infinity Pharmaceuticals, Inc., a Delaware corporation (the “Company”), BVF Partners L.P., a Delaware limited partnership (“BVF”) and Royalty Security, LLC, a wholly owned subsidiary of BVF and a Delaware limited liability company (“Buyer”). Each of the Company, BVF and Buyer is referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND:

A.The Company desires to transfer and convey to Buyer, all of its right, title and interest in, to and under the Transferred Assets in exchange for receiving from Buyer the Purchase Price (the “Transaction”);

B.Buyer desires to acquire all of the Company’s right, title and interest in, to and under the Transferred Assets on the Closing Date in exchange for paying to the Company the Purchase Price, subject only to the rights of the Company as further set forth herein;

C.Buyer desires the Company to manage and maintain, on behalf of Buyer, certain rights and interests in and to the Transferred Assets, and the Company desires to perform such services on Buyer’s behalf on the terms, and subject to the conditions, set forth herein; and

D.Company desires Buyer to manage and maintain, for the benefit of Company, certain rights and interests in and to the Transferred Assets, and Buyer desires to perform such services on Company’s behalf on the terms, and subject to the conditions set forth herein.

In consideration of the foregoing, and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following respective meanings:

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise directly or indirectly, 50% or more of the voting rights attributable to the controlled corporation, and, with respect to any partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

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“Change of Control” means the (i) sale of all or substantially all the assets of a Party in one or more related transactions; (ii) any merger, consolidation or acquisition of a Party with, by or into another corporation, entity or Person in which the shareholders of a Party immediately prior to such merger, consolidation or acquisition do not continue to hold immediately following the closing of such merger, consolidation or acquisition, directly or indirectly, the power to direct or cause the direction of the management and policies of the entity surviving or resulting from such merger, consolidation or acquisition, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity; or (iii) any acquisition of more than fifty percent (50%) of the aggregate voting power entitled to vote for the election of directors represented by the issued and outstanding stock of such Party in one or more related transactions.

“Closing Date” means the date hereof.

“Common Stock” means shares of the common stock, par value $0.001 per share, of the Company.

“Company Trigger Event” means the occurrence of one or more of the following:

(a)    The Company materially fails to perform any covenant or agreement contained in the Transaction Documents, and such failure is not remedied within 20 days (if it can be cured).

(b)    (i) Any of the Transaction Documents shall cease to be in full force and effect due to an action taken by the Company and such failure is not remedied within 10 days, or
(ii) the validity or enforceability of any of the Transaction Documents is disaffirmed or challenged in writing by the Company and such written disaffirmation or challenge is not withdrawn or disavowed within 10 days.

(c)    By virtue of any act or omission of the Company, any security interest purported to be created by this Agreement: (i) shall in the event of a Recharacterization (A) cease to be in full force and effect, or (B) cease to give the rights, powers and privileges purported to be created and granted hereunder in (except as otherwise expressly provided herein)) in favor of the Buyer, or (ii) shall be asserted by the Company not to be a valid, perfected, first priority security interest in the collateral, and/or Company takes any action that could reasonably be expected to materially impair BVF’s interest in any of the membership interests of Buyer or any of the collateral.
(d)    An Insolvency Event with respect to the Company shall occur. “Escrow Agent” means Citibank, N.A., or its permitted successor under the Escrow
Agreement.

“Escrow Agreement” means an escrow agreement, by and among BVF, the Company, Buyer, and the Escrow Agent, in a form mutually acceptable to the Parties.

“Escrow Account” means the escrow account opened by Buyer and subject to control by the Escrow Agent pursuant to which Licensee has been instructed to direct all amounts payable by it under the License Agreement in accordance with the Licensee Instruction Letter.

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“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Insolvency Event” means the occurrence of any one or more of the following:

(a)The commencement of a case by or against the Company under the Bankruptcy Code or the commencement of any other proceeding or process for the purpose of effecting a liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company, any receivership or assignment for the benefit of creditors relating to the Company or any similar case or proceeding relative to any Company or its creditors, as such, in each case whether or not voluntary and whether brought by a Party or any third party;

(b)any liquidation, dissolution, marshalling of assets or liabilities, administration or other winding up of or relating to the Company, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c)any other proceeding of any type or nature in which substantially all claims of creditors of the Company are determined and any payment or distribution is or may be made on account of such claims.

“JHU Agreements” shall have the meaning ascribed to such term in Section 1.37 of the License Agreement.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Knowledge” means the knowledge of the Company’s General Counsel, President, Chief Scientific Officer and Chief Executive Officer.
“License Agreement” means the License Agreement by and between the Company and Licensee, dated June 28, 2013 (as modified, amended, replaced and/or restated from time to time).

“Licensed Compound” shall have the meaning ascribed to such term in Section 1.40 of the License Agreement.

“Licensed Product” shall have the meaning ascribed to such term in Section 1.41 of the License Agreement

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“Licensee” means PellePharm, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal office located at 553A Miner Road, Orinda, California 94563.

“Lien” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the (a) legality, validity or enforceability of any provision of this Agreement (b) ability of the Company to perform any of its obligations hereunder, (c) rights or remedies of BVF or Buyer hereunder, (d) rights of the Company under the License Agreement related to the Royalties, or (e) Transferred Patents; (ii) materially impairs the ability of the Parties to consummate, or prevents or materially delays, any of the transactions contemplated by the Transaction Documents or would reasonably be expected to do so; or (iii) is or would reasonably be expected to be materially adverse to the timing, amount or duration of the payments to be made to Buyer in respect of any portion of the Royalty or the right of Buyer to receive such payments.

“MICL Agreements” means (a) the Termination and Revised Relationship Agreement by and between the Company and Mundipharma International Corporation Limited, entered into as of July 17, 2012; and (b) the Termination and Revised Relationship Agreement by and between the Company and Purdue Pharmaceutical Products L.P., entered into as of July 17, 2012.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Nasdaq Marketplace Rules” means the rules set forth in Rule 5000 of the Nasdaq rules.

“Net Sales” shall have the meaning ascribed to such term in Section 1.46 of the License Agreement.

“Option Exercise Date” means the date on which the Option is exercised.

“Option Exercise Price” means an amount equal to the Upfront Purchase Price plus the Milestone Payment, if and when paid to the Company, plus the Option Premium, less the aggregate amount of all Royalty payments received by Buyer as of the Option Exercise Date.

“Option Expiration Date” means the earliest to occur of: (i) the occurrence of a Company Trigger Event (upon the expiration of any cure period, if applicable), (ii) the third anniversary of the Closing Date, or (iii) the date that is immediately prior to a Change of Control of the Company.

“Option Premium” means an amount accruing daily on (x) on the Upfront Purchase Price plus the Milestone Payment, if and when paid to Company as of such day, less (y) the aggregate amount of all Royalty payments received by Buyer as of such day, at a rate of 10% per annum, compounded quarterly. In the event of a Company Trigger Event, the rate of accrual following the occurrence of such Company Trigger Event shall be increased to 20% per annum.

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“Patent Right” means United States and non-U.S. patents, patent applications and/or provisional patent applications, utility models and utility model applications, design patents or registered industrial designs and design applications or applications for registration of industrial designs, and all substitutions, divisionals, continuations, continuation-in-part applications, continued prosecution applications, reissues, reexaminations and extensions thereof.

“Permitted Liens” means any (i) Third Party Royalty Obligations, (ii) any Liens created, permitted or required by the Transaction Documents in favor of the Buyer, BVF or their respective Affiliates, (iii) Liens related to “march in” rights of the United States government under 35 U.S.C. §§ 200 – 212, and implementing regulations, and (iv) other Liens and encumbrances not incurred in connection with the borrowing of money that do not materially affect the use or value of the affected assets provided that, in each case, such liens are automatically released upon the sale or other transfer of the affected assets (it being understood that any obligations under clauses (i) and (iv) that are secured by such “Permitted Liens” shall remain the obligations of the Company).

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Authority or other entity, enterprise, association or organization.

“Prime Rate” means a per annum rate of interest equal to the “prime rate” as published by The Wall Street Journal, from time to time.

“Product Patent Rights” shall have the meaning ascribed to such term in Section 1.56 of the License Agreement.
“Purchase Price” means the Upfront Purchase Price and the Milestone Payment, if paid. “Purchase Threshold” shall mean the Common Stock achieving a 20-day volume-
weighted average price on Nasdaq (as reported on Bloomberg) equal to or greater than $5.00 per share (adjusted for any stock splits, reverse splits, recapitalization, combination of shares, reclassification of shares or similar changes in capitalization).

“Representative” means, with respect to any Person, (i) any direct or indirect stockholder, member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.

“Royalty” means all royalty payments (and any indemnity or other compensatory payments made in lieu of or in respect of such royalty payments) payable to the Company pursuant to Section 6.5 of the License Agreement (and, to the extent related to payments payable pursuant to Section 6.5, amounts payable pursuant to Section 6.8 of the License Agreement), after netting and deduction as may be permitted under Sections 6.5.5(b) and (c) of the License Agreement (such amounts being netted and deducted being “Netting and Deduction Amounts”), less all of the Company’s Third Party Royalty Obligations, which shall be paid directly from the Escrow Account in accordance with the Escrow Agreement. For the avoidance of doubt, Royalty will not include any rights of the Company to payments payable to the Company pursuant to Sections 6.2, 6.3 or 6.4 of the License Agreement or to payments payable to the Company pursuant to Section 2.3 of the License Agreement.

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“Royalty Reports” means the quarterly reports deliverable by Licensee pursuant to Section 6.6 of the License Agreement.

“Royalty Term” shall have the meaning ascribed to such term in Section 6.5.4 of the License Agreement.

“SEC” means the Securities and Exchange Commission.

“Servicing Fee” means an amount equal to $1,000, payable annually in arrears on each anniversary of the Closing Date, provided that if such amount is not paid in cash, then the unpaid portion shall be offset from the Option Exercise Price.

“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any tax return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Third Party Royalty Obligations” means the Company’s obligations under the MICL Agreements to make royalty payments based on Net Sales of products that include patidegib.

“Transaction Documents” means this Agreement, the Patent Assignment, the Bill of Sale, the Licensee Instruction Letter, and the Escrow Agreement.
“Transaction Expenses” means the aggregate amount of any and all documented fees and expenses reasonably incurred by or on behalf of, or paid or to be paid directly by, BVF in connection with the negotiation, preparation or execution of this Agreement and the Transaction Documents or the performance or consummation of the transactions contemplated hereby or thereby, in each case, through date of the execution and delivery of the Escrow Agreement.

“UCC” means Article 9 of the New York Uniform Commercial Code, as in effect from time to time.

“Upfront Purchase Price” means $20,000,000.

Section 1.02. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular;

(b)accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(c)references herein to “Articles”, “Sections”, “Subsections”, “paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Agreement;

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(d)a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;
(e)the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)the term “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE II
FUNDING TRANSACTION

Section 2.01. Assignment and Assumption of Transferred Assets.

(a)On the Closing Date, the Company shall sell, transfer, assign, contribute and otherwise convey to Buyer, without recourse except to the extent provided in this Agreement, and Buyer shall accept, all of the Company’s rights, title and interest in and to, and obligations under, the following assets:

(i)    The Royalty;

(ii)    the License Agreement (subject to the rights of Company set forth herein, including rights to milestone payments and rights to equity in Licensee under the License Agreement); and
(iii)    the Patent Rights set forth on Schedule 2.01(a)(iii) (the “Transferred Patents”),

in each case free and clear of any and all Liens, except Permitted Liens (together, such rights, title, interest and all proceeds thereof, and obligations, the “Transferred Assets”).

(b)On the Closing Date, the Company shall deliver or cause to be delivered to the other Parties the following documents:

(i)    an instrument of assignment of the Transferred Patents, in the form of Exhibit A (the “Patent Assignment”), duly executed by the Company;

(ii)    a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Transferred Assets, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”);

(iii)    a valid, properly executed IRS Form W-9 certifying that the Company is exempt from U.S. federal “backup” withholding tax; and

(iv)    a duly executed opinion of Wilmer Cutler Pickering Hale and Dorr, LLP as counsel to the Company, in the form previously agreed by the Parties.

(c)The Company and Buyer intend and agree that the sale, assignment, transfer, contribution and conveyance of the Transferred Assets under this Agreement shall be, and are, true, complete, absolute and irrevocable assignments and sales and true, complete, absolute and irrevocable contributions by the Company to Buyer of the Transferred Assets and that such assignments and sales and such contributions shall provide Buyer with all of the Company’s rights, title and interest in and to the Transferred Assets.

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(d)For the avoidance of doubt, the rights of the Company provided in (i) Section 6.2, Section 6.3 and Section 6.4 of the License Agreement, including milestone payment and related notifications and to sublicense revenue, and (ii) Section 6.1 of the License Agreement relating to equity issuances from the Licensee and related notifications, shall, in each case, not constitute Transferred Assets and the Company will retain all such rights. To the extent that any equity is issued by the Licensee to Buyer pursuant to Section 6.1 of the License Agreement, Buyer shall (a) promptly transfer such equity to the Company, if permissible under the License Agreement, and (b) pending any such transfer, or in the event no such transfer is possible, hold such equity for the sole benefit of the Company and promptly transfer any and all proceeds of such equity (including any distributions or dividends in respect thereof) to the Company.

Section 2.02. Purchase Price.

(a)On the Closing Date, Buyer shall pay (or cause to be paid) to the Company an amount equal to the Upfront Purchase Price, to be paid by wire transfer of immediately available funds to one or more accounts specified by the Company on Exhibit C.
(b)Provided that there is no Company Trigger Event, within 15 Business Days after the Company’s delivery of notice to the Buyer and BVF that the Company or Licensee has made a public disclosure (e.g., press release, current report on Form 8-K or other broadly-disseminated communication in a manner that complies with Regulation FD of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that PellePharm’s Phase 3 clinical trial of Patidegib Topical Gel 2% vs. vehicle gel in patients with Gorlin Syndrome (ClinicalTrials.gov Identifier: NCT03703310) (i) has met its primary endpoint, or (ii) is positively concluded (on the basis of efficacy) at the interim analysis as determined by the Independent Data Monitoring Committee, Buyer shall pay, or cause to be paid, an additional $5,000,000 to the Company (the “Milestone Payment”).

Section 2.03. License Agreement Escrow.

(a)As soon as practicable, and in any event within 30 days of the Closing Date, Company and Buyer shall execute and deliver the Escrow Agreement to the Escrow Agent.

(b)As soon as practicable, and in any event within one Business Day of establishing the Escrow Account, the Company shall notify Licensee under the License Agreement, in accordance with the terms therein, and deliver an instruction letter in substantially the form attached hereto as Exhibit D (“the Licensee Instruction Letter”) duly executed by the Company, instructing Licensee: (i) that the License Agreement was assigned to Buyer, (ii) to thereafter deliver all Royalty Reports or other notices or correspondences under, or in respect of, the License Agreement to the Buyer with a copy to Company, and (iii) to pay all payments and fees payable to the Company under the License Agreement to the Escrow Account.

Section 2.04. Limited Recourse. For the avoidance of doubt, Company and Buyer will not be independently obligated for Royalty payments payable under the License Agreement, except to the extent Royalty payments are mistakenly received by Company or Buyer. Company and Buyer will have no liability for non-payment of Royalty payments under the License Agreement as a result of any insolvency, bankruptcy, inability to pay, or other credit event of Licensee.

Section 2.05. True Sale.

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(a)The Company and BVF intend that the transfer by the Company to Buyer of the Transferred Assets pursuant to Section 2.01 hereof shall be true, absolute and irrevocable, shall constitute a valid transfer and conveyance by the Company of the Transferred Assets, and shall provide Buyer with the full benefits of ownership of the Transferred Assets, and that the Transferred Assets shall be removed from the estate of the Company and shall not be part of the Company’s estate in the event of an Insolvency Event.

(b)In view of the intention of the Parties hereto that the assignment and transfer of the Transferred Assets made hereunder shall constitute outright sales or contributions of the Transferred Assets rather than loans secured thereby, in connection with the transfer and conveyance of the Transferred Assets the Company has, at its own expense caused its records to be marked on the Closing Date to show that the Transferred Assets have been transferred to Buyer in accordance with this Agreement.

(c)Without limiting the provisions of Section 2.05(a), as a precaution to address the possibility that, notwithstanding that the Company and BVF expressly intend and expect that the sale, assignment, transfer, contribution and conveyance of the Transferred Assets hereunder shall be a true, absolute and irrevocable sale and assignment and a true, absolute and irrevocable contribution for all purposes, to protect the interest of Buyer in the event that such sale and assignment is recharacterized as other than a true sale or true contribution or such sale, transfer or contribution will for any reason be ineffective or unenforceable as such, as determined in a judicial, administrative or other proceeding (any of the foregoing being a “Recharacterization”), the Company does hereby grant to Buyer a continuing first priority security interest in all of the Company’s right, title and interest in, to and under the Transferred Assets, whether now or hereafter existing, and any and all “proceeds” thereof (as such term is defined in the UCC), in each case, for the benefit of Buyer as security for the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price together with the performance when due of all of Company’s obligations now or hereafter existing under this Agreement and the other Transaction Documents, which security interest will, upon the filing of a duly prepared financing statement in the appropriate filing office, be perfected and prior to all other Liens on the rights of the Company to the Transferred Assets.
The Company does hereby authorize BVF and Buyer, from and after the Closing Date, to file such financing statements (and continuation statements with respect to such financing statements when applicable) as are necessary to perfect such security interest. In the event of a Recharacterization, Buyer will have, in addition to the rights and remedies which it may have under this Agreement in and to the Transferred Assets, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies will be cumulative. This Agreement shall constitute a security agreement in respect of such security interest.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Company. The Company hereby represents and warrants to Buyer, as of the Closing Date, that:

(a)Existence; Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing

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has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

(c)Enforceability. The Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.

(d)No Conflicts. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the certificate of incorporation or the by-laws of the Company, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the Company, (iii) contravene or conflict with or constitute a default under the License Agreement or (iv) contravene or conflict with or constitute a material default under any other material contract or material agreement to which the Company is a party or to which its property is subject.

(e)Consents. Except for the consents that have been obtained on or prior to the Closing Date or filings required by the federal securities laws or Nasdaq Marketplace Rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Authority or other Person is required to be done or obtained by the Company in connection with (i) the execution and delivery by the Company of this Agreement, (ii) the performance by the Company of its obligations under this Agreement or (iii) the consummation by the Company of any of the transactions contemplated by this Agreement.

(f)No Litigation. There is no action, suit, investigation or proceeding pending before any Governmental Authority or, to the Knowledge of the Company, threatened to which the Company is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(g)Compliance with Laws. The Company is not in violation of, and to the Knowledge of the Company, the Company is not under investigation with respect to, nor has the Company been threatened to be charged with or given notice of, any violation of, any law or Judgment applicable to the Company, which violation would reasonably be expected to have a Material Adverse Effect.

(h)No Undisclosed Events or Circumstances. Except for the transactions contemplated hereby, no event or circumstance has occurred or exists with respect to the Company, its Affiliates, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would constitute a Material Adverse Effect. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Affiliates which questions the validity of this

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Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened, against or involving the Company or any of its Affiliates, or any of their respective properties or assets that would be reasonably be expected to result in a Material Adverse Effect.

(i)License Agreement. Attached hereto as Exhibit E is a true, correct and complete copy of the License Agreement. The Company has delivered to BVF true, correct and complete copies of (A) all material communications between the Company and Licensee since January 1, 2017 required pursuant to the License Agreement (B) all Royalty Reports (if any) provided to the Company by Licensee as of the Closing Date pursuant to Section 6.6 of the License Agreement, and (C) all minutes from and meeting materials of the SAC (as such term is defined in the License Agreement) since January 1, 2017, related to the Royalty or the Licensed Products.

(i)    No Other Agreements. The License Agreement is the only agreement, instrument, arrangement, waiver or understanding between the Company (or any predecessor or Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, relating to the subject matter thereof, and there are no other contracts, agreements or understandings between the Company (or any predecessor or any Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, that relate to the License Agreement, the Transferred Patents, the Licensed Products (including the development or commercialization thereof), or the Royalty. The Company has not proposed or received any proposal, to amend or waive any provision of the License Agreement in any manner that would result in a breach of this Agreement or would otherwise reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Material Adverse Effect.

(ii)    Licenses/Sublicenses. To the Knowledge of the Company, there are no licenses or sublicenses entered into by Licensee or any other Person (or any predecessor or Affiliate thereof) in respect of Licensee’s rights and obligations under the License Agreement (including with respect to any Transferred Patents). The Company has not received any notice from Licensee pursuant to Section 2.2 of the License Agreement.

(iii)    Validity and Enforceability of License Agreement. The License Agreement is legal, valid, binding, enforceable, and in full force and effect. The License Agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms except for such terms modified as expressly set forth in the Licensee Instruction Letter, immediately following the consummation of the transactions contemplated by this Agreement. The Company has not, and to the Knowledge of the Company, Licensee has not, repudiated any provision of the License Agreement, and the Company has not received any notice in connection with the License Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the obligation to pay any portion of the Royalty without set-off of any kind.

(iv)    Licensed Product. IPI-926 is a Licensed Compound and is the active ingredient in the Licensed Products. Licensee and its Affiliates are required to pay royalties under Section 6.5 of the License Agreement on all Net Sales by or on behalf of them and any of their (sub)licensees of any Licensed Products. The Company has the

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right to receive the Royalty on Net Sales of the Licensed Products until the expiration of the Royalty Term.

(v)    No Liens or Assignments by the Company. The Company has not, except for Permitted Liens and as contemplated hereby, conveyed, assigned or in any other way transferred or granted any Liens upon or security interests with respect to all or any portion of its right, title and interest in and to the License Agreement.

(vi)    No Waivers or Releases. The Company has not granted any material waiver under the License Agreement and has not released Licensee, in whole or in part, from any of its material obligations with respect to the License Agreement.

(vii)    No Termination. The Company has not (A) given Licensee any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License Agreement or (B) received any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License Agreement. To the Knowledge of the Company, no event has occurred that would give rise to the expiration or termination of the License Agreement.

(viii)    No Breaches or Defaults. There is and has been no material breach or default under any provision of the License Agreement either by the Company (or any predecessor thereof) or, to the Knowledge of the Company, by Licensee (or any predecessor thereof), and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any material breach or default either by the Company or, to the Knowledge of the Company, by Licensee.

(ix)    Payments Made. The Company has received from Licensee the full amount of the payments currently due and payable under the License Agreement.

(x)    No Assignments by Licensee. The Company has not consented to any assignment, delegation or other transfer by Licensee or any of its predecessors of any of their rights or obligations under the License Agreement, and, to the Knowledge of the Company, Licensee has not assigned or otherwise transferred or granted any liens upon or security interest with respect to any of its rights or obligations under the License Agreement.

(xi)    No Indemnification Claims. The Company has not notified Licensee or any other Person of any claims for indemnification under the License Agreement nor has the Company received any claims for indemnification under the License Agreement.

(xii)    No Royalty Reductions. The amount of the Royalty, when and as due and payable under Section 6.5 of the License Agreement, is not subject to any claim by Licensee alleging a right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise (other than withholding Taxes with respect to Buyer) against such Royalty relating to the period up to the Closing Date or otherwise arising prior to the Closing, but, for the avoidance of doubt, not including any Netting and Deduction Amounts (each, a “Royalty Reduction”). To the Knowledge of the Company, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Licensee to claim, or have the right to claim, a Royalty Reduction.

EXHIBIT 10.15

(xiii)    No Notice of Infringement. The Company has not received any written notice from, or given any written notice to, Licensee pursuant to Section 7.4.1 of the License Agreement.

(xiv)    Audits. The Company has not initiated, pursuant to Section 6.10 of the License Agreement any inspection or audit of books of accounts or other records pertaining to Net Sales, the calculation of royalties or other amounts payable to the Company under the License Agreement.

(xv)    Other Agreements. (A) The JHU Agreements are valid and in full force and effect, and binding and enforceable on the Company and to the Knowledge of the Company binding and enforceable on John Hopkins University (“JHU”), (B) the Company has not given JHU any notice of termination or any notice expressing an intention to terminate such agreement, and the Company has not received the same from JHU, (C) there is no, and has been no, material breach under any provision of such agreement by the Company or, to the Knowledge of the Company, by JHU, and (D) the Company has not proposed, or received any proposal, to amend or waive any provision of such agreement in a manner that would reasonably be expected to result in a Material Adverse Effect.

(j)Title to Transferred Assets. The Company has good and marketable title to the Transferred Assets, free and clear of all Liens (other than Permitted Liens). Upon payment of the Upfront Purchase Price by BVF, Buyer will acquire, subject to the terms and conditions set forth in this Agreement and the License Agreement, good and marketable title to the Transferred Assets, free and clear of all Liens (other than Permitted Liens). The Transferred Assets constitute substantially all of the assets to which the License Agreement relates.

(k)	Intellectual Property.

(i)    Schedule 2.01(a)(iii) lists all Transferred Patents and Schedule 3.01(k)(i) lists all Product Patent Rights (collectively, the “Licensed Patents”). The Company is the sole owner of the Transferred Patents, free and clear of all Liens. To the Knowledge of the Company, Licensee is the sole owner of all of the Product Patent Rights. Schedules 2.01(a)(iii) and 3.01(k)(i) specifies as to each of the Licensed Patents, as applicable, the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and issue and filing dates.

(ii)    There are no pending or, to the Knowledge of the Company, threatened litigations, interferences, reexamination, oppositions or like procedures involving any Licensed Patents.

(iii)    All of the issued Licensed Patents are in full force and effect and have not lapsed, expired or otherwise terminated, to the Knowledge of the Company and are valid and enforceable. The Company has not received any written notice relating to the lapse, expiration or other termination of any of the Licensed Patents, or any written legal opinion that alleges that any of the Licensed Patents is invalid or unenforceable.

(iv)    To the Knowledge of the Company, there is no Person who is or claims to be an inventor under any of the Licensed Patents who is not a named inventor thereof.

EXHIBIT 10.15

(v)    The Company has not, and, to the Knowledge of the Company, Licensee has not, received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Company or Licensee, as applicable, in and to, or the patentability, validity or enforceability of, any Licensed Patent, or asserting that the development, manufacture, importation, sale, offer for sale or use of any Licensed Product infringes any patent or other intellectual property rights of such Person.

(vi)    To the Knowledge of the Company, the discovery and development of the Licensed Products did not and does not infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any third party. Neither the Company nor, to the Knowledge of the Company, Licensee, has, except pursuant to the JHU Agreements, in-licensed any patents or other intellectual property rights covering the manufacture, use, sale, offer for sale or import of the Licensed Products. Schedule 3.01(k)(vi) lists all Patent Rights in-licensed by the Company covering the manufacture, use, sale, offer for sale or import of the Licensed Products as of the date hereof and specifies as to each such Patent Right, the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and issue and filing dates.

(vii)    To the Knowledge of the Company, the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Licensed Products has not and will not, infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights as of the Closing Date owned by any other Person.

(viii)    To the Knowledge of the Company, no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Licensed Patents.

(ix)    To the Knowledge of the Company, all required maintenance fees, annuities and like payments with respect to the Licensed Patents have been paid timely.

(l)UCC Representation and Warranties. The Company’s exact legal name is, and for the immediately preceding ten years has been, “Infinity Pharmaceuticals, Inc.” The Company is, and for the prior ten years has been, incorporated in the State of Delaware.

(m)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(n)Survival of Representations and Warranties. All representations and warranties by the Company contained in this Agreement shall survive the execution, delivery and acceptance thereof by the Parties and the closing of the transactions contemplated in this Agreement.

Section 3.02. Representations and Warranties of BVF and Buyer. BVF and Buyer severally and not jointly, each hereby represent and warrant to the Company that:

(a)Existence; Good Standing. BVF is a limited partnership, and Buyer is a limited liability company, and each are validly existing and in good standing under the laws of the State of Delaware.

EXHIBIT 10.15

(b)Authorization. Each of BVF and Buyer has the requisite power and authority to execute, deliver and perform their obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of each of BVF and Buyer.

(c)Enforceability. This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of each of BVF and Buyer, enforceable against them in accordance with its terms, except as may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.

(d)No Conflicts. The execution, delivery and performance by each of BVF and Buyer of this Agreement do not and shall not (i) contravene or conflict with the organizational documents of each of BVF and Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to each of BVF and Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to each of BVF and Buyer.

(e)Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Authority or other Person is required to be done or obtained by each of BVF and Buyer in connection with (i) the execution and delivery by each of BVF and Buyer of this Agreement, (ii) the performance by each of BVF and Buyer of its obligations under this Agreement, other than the filing of financing statement(s) in accordance with Section 2.05(c), or (iii) the consummation by each of BVF and Buyer of any of the transactions contemplated by this Agreement.

(f)No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of each of BVF and Buyer, threatened before any Governmental Authority to which either BVF or Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of each of BVF and Buyer to perform its obligations under this Agreement.

(g)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of each of BVF and Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE IV
COVENANTS

Section 4.01. Dilution Protection.

(a)For so long as the Option has not been exercised, if, (x) during the 36- month period following the Closing Date, subject to clause (b) below, the Company issues in the aggregate, more than 8,554,345 shares of Common Stock (including, except as otherwise expressly provided herein, options, warrants, convertible stock, convertible debt and other common-stock equivalents) (the “Warrant Threshold”), and (y) any shares are issued in excess of the Warrant Threshold with consideration to Company of less than $3.75 per share (as adjusted for any stock splits, reverse splits, recapitalization, combination of shares,

EXHIBIT 10.15

reclassification of shares or similar changes in capitalization) (the “Threshold Price”), then Company shall issue to BVF warrants substantially in the form attached hereto as Exhibit F (the “Warrants”) to purchase a number of shares of Common Stock equal to 50% of the number of shares of Common Stock issued and sold by Company in excess of the Warrant Threshold, with any such Warrants having an exercise price equal to 1.5 times the price per share of such shares issued in excess of the Warrant Threshold. Without limiting the generality of the foregoing, if the Company sells shares of Common Stock pursuant to an at-the-market (“ATM”) sales arrangement in excess of the Warrant Threshold and below the Threshold Price, then the Company shall be entitled to average the sale price of all such ATM sales within a calendar month that are below the Threshold Price for purposes of determining the exercise price for the Warrants to be issued for such month.

(b)To the extent that the Company issues shares of Common Stock in one or more of the following transactions, such shares shall not be included in the calculation of the Warrant Threshold: (i) shares of Common Stock or securities convertible into or exercisable for shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the Closing Date, (ii) the grant of any options to purchase shares of Common Stock or other awards under a stock incentive plan or stock purchase plan described in Company’s SEC filings and (iii) shares of Common Stock upon the exercise or vesting of options or awards granted pursuant to a stock incentive plan or stock purchase plan described in Company’s SEC filings.

(c)During the period in which the Company is required to issue Warrants after the Warrant Threshold, the requirement to issue Warrants contained in this subsection shall not apply to (x) the issuance by Company of shares of Common Stock or securities convertible into or exercisable for shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the Closing Date, (y) the grant of any options to purchase shares of Common Stock or other awards under a stock incentive plan or stock purchase plan described in Company’s SEC filings and the issuance by Company of shares of Common Stock upon the exercise or vesting of options or awards granted pursuant to a stock incentive plan or stock purchase plan described in Company’s SEC filings, or (z) shares of Common Stock or other securities issued in connection with a transaction with an unaffiliated third party that includes a debt financing or a bona fide commercial relationship (including joint ventures, marketing or distribution arrangements, collaboration agreements, or intellectual property license agreements) or any acquisition of assets, merger with, or acquisition of another entity; provided that in the case of clause (z), if such transaction(s) would result in the issuance of more than 20% of the Company’s pre-transaction total shares of Common Stock (including common-stock equivalents) outstanding, that the Company shall have first received shareholder approval for such transaction(s).

(d)If and to the extent Warrants are issuable under Section 4.01(a), the Company shall issue and deliver the Warrants to BVF within two business days of receipt of a written notice from BVF requesting such issuance and delivery. For the avoidance of doubt, it is the intent of the Parties that the Warrant exercise price shall, in all instances, exceed the “Minimum Price,” as calculated in accordance with Nasdaq Marketplace Rule 5635(d)(1)(A). At the time the Warrants are delivered, the Company shall provide a summary of the calculations used to determine the number of Warrants being issued and the exercise price of such Warrants.

Section 4.02. Disclosures.

(a)Except for a press release or other public announcement previously approved in form and substance by the Company and BVF or any other public announcement

EXHIBIT 10.15

using substantially the same information as such press release or other public announcement, BVF and the Company shall, and each Party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof only with the prior written consent of the other Parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except, in all cases, as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other Parties hereto an opportunity to comment on such press release or other public announcement or disclosure in advance of such issuance).

(b)After issuance of a press release or other public announcement previously approved in form and substance by the Company and BVF, the Parties may each disclose to third parties (including in media interviews and disclosures to financial analysts) the information contained in such press release or other public announcement without the need for further approval by the other Parties hereto; provided that such information is still accurate.

(c)The Company may disclose terms of this Agreement and the Transaction Documents without the prior consent of the other Party to the extent such disclosure is required by applicable law or the rules of the SEC or any securities exchange as determined by the Company in consultation with its counsel; provided, that, the Company allows the other Parties hereto an opportunity to review and comment on such disclosure in advance of such disclosure. The Company shall be permitted to include disclosure of a redacted version of this Agreement and the Transaction Documents in a relevant SEC, or any other securities exchange, filing; provided, that, the Company will consult with the other Parties hereto as to which terms of this Agreement and the Transaction Documents will be redacted in any public disclosure of this Agreement and the Transaction Documents, but the Company shall have the right to disclose any information required to be disclosed under applicable law or stock exchange rules, as determined by the Company in consultation with its counsel.

Section 4.03. Payments Received; Interest.

(a)Commencing on the Closing Date and until exercise of the Option in accordance with Section 6.02 (including payment of the Option Exercise Price), if any payment of any portion of the Royalty is made to the Company, the Company shall pay such amount to Buyer, promptly (and in any event within five (5) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Buyer. The Company shall notify the Buyer of such wire transfer and provide reasonable details regarding the Royalty so received by the Company. The Company agrees that, in the event any payment of the Royalty is paid to the Company, the Company shall (i) until paid to Buyer, hold such payment received in trust for the benefit of Buyer and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.

(b)Commencing on the Closing Date, and at all times thereafter, if any payment due under the License Agreement that does not constitute the Royalty is made to Buyer, Buyer shall pay such amount to the Company, promptly (and in any event within five (5) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Company. Buyer shall notify the Company of such wire transfer and provide reasonable details regarding the erroneous payment so received by Buyer. Buyer agrees that, in the event any payment due under the License Agreement that does not constitute the Royalty is paid to Buyer, Buyer shall (i) until paid to the Company, hold such

EXHIBIT 10.15

payment received in trust for the benefit of the Company and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.

(c)A late fee of 4% over the Prime Rate shall accrue on all unpaid amounts on an annualized basis with respect to any sum payable under Sections 4.03(a) or 4.03(b) beginning five (5) Business Days, after receipt of such payment received in error.

(d)Commencing on the Closing Date, and at all times thereafter, if any payment due under the License Agreement is received into the Escrow Account, then such payment shall be distributed, in accordance with the escrow release mechanics and time periods set forth in the Escrow Agreement, (x) to Buyer, to the extent that such payment constitutes the Royalty, and (y) to the Company, to the extent that such payment does not constitute the Royalty. Each of Buyer and the Company agrees that, in the event any payment due under the License Agreement is paid to the Escrow Account (i) that constitutes the Royalty, the Escrow Agent shall hold such payment received in trust for the benefit of Buyer, and the Company shall have no right, title or interest in such payment, and (ii) that does not constitute the Royalty, the Escrow Agent shall hold such payment received in trust for the benefit of the Company, and Buyer shall have no right, title or interest in such payment.

Section 4.04. Royalty Reduction. If Licensee exercises any Royalty Reduction against any payment of the Royalty, such Royalty Reduction shall not reduce any payment of the Royalty otherwise payable to Buyer, and if such Royalty Reduction reduces any payment of the Royalty to less than the full amount of the Royalty, then Company shall promptly (and in any event within ten (10) Business Days following the payment of the Royalty affected by such Royalty Reduction) make a true-up payment to Buyer such that Buyer receives the full amount of such Royalty payments that would have been payable to Buyer had such Royalty Reduction not occurred.

Section 4.05. Conveyance of Transferred Assets; Security Interests.

(a)Unless and until the earliest to occur of either the Option Expiration Date or the Option Exercise Date:

(i)    Buyer will not acquire, own, or hold any assets or properties other than the Transferred Assets and proceeds thereof;

(ii)    Buyer will not incur or suffer to exist any indebtedness other than (a) obligations in respect of this Agreement, (b) obligations in respect of the License Agreement, (c) obligations under the Escrow Agreement, (d) obligations to any replacement Servicer appointed in accordance with this Agreement, and (d) immaterial obligations incurred in the ordinary course of maintaining its corporate existence and owning and maintaining the Transferred Assets in accordance with this Agreement;

(iii)    Buyer will not pledge, assign, or transfer any of the Transferred Assets or any right or interest therein, or grant, create, incur, assume, or suffer to exist any Lien on the Transferred Assets or any interest therein, and the Buyer will defend the right, title, and interest of the Buyer and its successors and assigns in, to, and under the Transferred Assets against all claims of third parties;

(iv)    BVF will not pledge, assign, or transfer any right or interest in the Buyer (including without limitation its 100% equity interest in the Buyer), or grant, create, incur, assume, or suffer to exist any Lien on any right or interest in the Buyer

EXHIBIT 10.15

(including without limitation its 100% equity interest in the Buyer), and BVF will defend the right, title, and interest of BVF and its successors and assigns in, to, and under any right or interest in the Buyer (including without limitation its 100% equity interest in the Buyer) against all claims of third parties; and

(v)    Buyer will not enter into any agreement that would effect, and will not allow to occur, any Change of Control of the Buyer.

(a)Buyer will not pledge, assign, or transfer, and will not grant, create, incur, assume, or suffer to exist any Lien on, the rights under the License Agreement to (i) the milestones payable by the Licensee or (ii) the equity issuances from the Licensee.

(b)Except for the transfers and conveyances hereunder and any Permitted Lien, the Company will not pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Transferred Assets or any interest therein and the Company shall defend the right, title, and interest of Buyer and its successors and assigns in, to, and under the Transferred Assets, against all claims of third parties claiming through or under the Company.

(d)The Company acknowledges and agrees that, having assigned and transferred the Transferred Assets to Buyer, the Company has no right to, and shall not, on its own behalf waive, modify or amend any provision of the License Agreement.

(e)To the extent that any Patent Rights in-licensed to Company that relate to the rights granted to Licensee under the License Agreement are not assignable to Buyer, the Company shall, at the option of Buyer until the expiration or termination of this Agreement, grant a first-priority perfected lien on, and security interest in, the in-licensed Patent Rights set forth on Schedule 3.01(k)(vi).

Section 4.06. Notices.

(a)Subject to Section 4.06(f), the Company shall promptly give written notice to Buyer of each Company Trigger Event and each other event that has had, or could reasonably be expected to have, a Material Adverse Effect; provided that in any of the foregoing situations where the Company intends to disclose such event(s) by means of a press release or other public disclosure, then the Company shall use commercially reasonable efforts to provide such information to Buyer as early as possible, but in no event later than simultaneously with such release or other public disclosure.

(b)Subject to Section 4.06(f), Each Party shall promptly give written notice to the other Parties upon receiving written notice, or otherwise obtaining knowledge, of any default or event of default under the License Agreement.

(i)    The Company shall, promptly (and in any event within 10 Business Days) after the Company has knowledge thereof, give written notice to BVF of any litigation or proceedings to which the Company is a party and which could reasonably be expected to have a Material Adverse Effect.

(ii)    Each Party shall, promptly (and in any event within 10 Business Days) after it has knowledge thereof, give written notice to the other Parties of the commencement of any litigation or proceedings challenging the validity of the Transferred Patents, Transaction Documents or any of the transactions contemplated

EXHIBIT 10.15

therein, which, if successful, would be reasonably likely to result in a Material Adverse Effect.

(iii)    Each Party shall, promptly (and in any event within 10 Business Days) after obtaining knowledge thereof, give written notice to the Other Parties of any representation or warranty made by such Party in any of the Transaction Documents shall prove to have been untrue, inaccurate or incomplete in any material respect on the date as of which made.

(iv)    Each Party shall promptly (and in any event within 10 Business Days) after such Party has knowledge thereof give written notice to the Other Parties of the occurrence of any Material Adverse Effect.

(c)	Transferred Patents.

(i)    The Company shall prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary to enable Buyer to (A) prosecute and maintain the Transferred Patents in accordance with the terms of the License Agreement to the extent that the Company has the right to prosecute and maintain such Transferred Patents; and (B) defend or assert such Transferred Patents against commercially significant infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction, in each case, in accordance with the terms of the License Agreement (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or non-interference), solely to the extent that the Company has the right to do so.

(ii)    The Company shall use commercially reasonable efforts to inform counsel to the Company responsible for the prosecution, maintenance and enforcement, if any, of Transferred Patents, of the transfer of Transferred Patents to Buyer, and that the attorney-client privilege shall extend to Buyer.

(d)Security Documents; Further Assurances. The Company shall promptly, upon the reasonable request of Buyer, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Transaction Documents or otherwise reasonably necessary or desirable for the assignment of the Transferred Assets or the continued validity, perfection and priority of the Liens thereon secured pursuant to Section 2.05(c), subject to no other Liens except as permitted by the applicable Transaction Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith; (b) deliver or cause to be delivered to Buyer from time to time such other documentation, consents, authorizations, approvals and orders that Buyer deems necessary or desirable to carry out the intent and purpose of this Agreement and the other Transaction Documents, including, without limitation, to properly assign the Transferred Assets or maintain the validity, perfection and priority of the Liens thereon secured pursuant to Section 2.05(c); and (c) upon the exercise by Buyer of any power, right, privilege or remedy pursuant to any Transaction Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that Buyer may require.

EXHIBIT 10.15

(e)Certain Information Regarding Company, Etc. The Company shall provide information that Buyer reasonably requires or may reasonably request from the Company with respect to the Transferred Assets relating to any period prior to the Closing Date.

(f)Limitations on Disclosures. Notwithstanding anything herein to the contrary, in no event shall the Company provide information to the Buyer or BVF that would constitute material non-public information under the Exchange Act. To the extent that the Company has a disclosure obligation under this Agreement that would reasonably be expected to constitute material non-public information, the Company shall first notify Buyer of the fact that it has material non-public information that it is obligated to share (without disclosing the nature of such information) and shall make a good-faith estimate of when such information is expected to be public information (e.g., by virtue of a planned upcoming public disclosure). Only if Buyer agrees to accept such information shall the Company then be permitted to share such information with Buyer and Buyer shall treat such information as Confidential Information under this Agreement. The Buyer and BVF shall have no duties of confidentiality or limitations on their ability to trade in Company securities pursuant to this Agreement by virtue of the disclosure by the Company or its Representatives of material non-public information in a manner that does not comply with this Section 4.06(f).

Section 4.07. Buyer Enforcement. Buyer hereby covenants and agrees with Company, in connection with the assignment and transfer of the Transferred Assets, to perform all obligations of Company under the License Agreement and to use commercially reasonable efforts to enforce the terms of the License Agreement against the Licensee, including in connection with the payment of any payments thereunder, whether or not such payments constitute Royalties. In the event Buyer fails to enforce its rights under the License Agreement (or the rights under the License Agreement to milestones and equity issuances, that are reserved to the Company pursuant to Section 2.01(d) hereof, and audits related to such milestones and equity issuances), the Company shall have the right, at the Company’s sole expense, to enforce such rights in the name of Buyer for the benefit of Buyer (as to Royalties) and of Company (as to all payments other than Royalties and as to equity issuances from the Licensee and audit rights against the Licensee related to such payments and equity issuances), and Buyer hereby appoints Company as its attorney in fact for purposes of this Section until the earliest to occur of (i) the Option Expiration Date, (ii) the Option Exercise Date, (iii) the date the Company is terminated as Servicer pursuant to Section 5.03, and (iv) the termination of this Agreement. In the event that the Option Expiration Date occurs earliest pursuant to the prior sentence, if requested by the Company, Buyer shall enforce, or grant to the Company the right to enforce against Licensee (i) any payment obligations other than the Royalty and (ii) any rights to equity issuances from the Licensee, in each case at the Company’s direction and at the Company’s sole cost and expense

Section 4.08. Further Assurances. After the Closing Date, the Company, BVF and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

Section 4.09. Tax Matters

(a)Notwithstanding anything to the contrary in the Transaction Documents, Company, Buyer, and BVF shall treat the transfer by Company to Buyer of the Transferred Assets pursuant to Section 2.01 hereof as a sale of the Transferred Assets to BVF for United States federal, state, local and non-U.S. Tax purposes. Accordingly, any and all Royalty payments made pursuant to the License Agreement after the Closing Date shall be treated as made to Buyer for United States federal, state, local and non-U.S. Tax purposes at the time such

EXHIBIT 10.15

payment is made. The Parties shall cooperate to effect the foregoing treatment for United States federal, state, local and non-U.S. Tax purposes in the event that, notwithstanding the Licensee Instruction Letter, a Licensee, any sublicensee or any other Person makes any future remittance of Royalty payments to the Company which the Company must remit to Buyer pursuant to Section 4.03 of this Agreement.

(b)The Parties hereto agree not to take any position that is inconsistent with the provisions of this Section 4.09 on any Tax return or in any audit or other administrative or judicial proceeding unless (i) the other Party hereto has consented to such actions or (ii) the Party hereto that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 4.09 and has notified the other Parties of such advice within a reasonable period of time prior to taking such inconsistent position. If there is an inquiry by any Governmental Authority of any Party related to this Section 4.09, the receiving Party shall promptly notify the other Parties of such inquiry, and the Parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 4.09.

(c)The Buyer shall be responsible for the preparation of an allocation of the Purchase Price (plus any assumed liabilities that are treated as consideration for the Transferred Assets and other rights purchased pursuant to this Agreement) for federal income tax purposes (the “Purchase Price Allocation”). Within a reasonable time following the Closing, the Buyer shall forward the proposed Purchase Price Allocation to the Company for its review. The Buyer and the Company shall cooperate in good faith to agree in writing to the Purchase Price Allocation within 30 days following the receipt thereof by the Company. If the Buyer and the Company agree in writing to the Purchase Price Allocation, (i) the Purchase Price Allocation shall be conclusive and binding upon the Buyer, BVF, and the Company for all Tax purposes,
(ii)neither the Buyer, BVF, nor the Company shall take any position inconsistent with the Purchase Price Allocation for Tax purposes unless required by a final determination within the meaning of section 1313(a) of the Code (or any comparable provision of state, local or foreign tax law) and (iii) if any Governmental Authority disputes the Purchase Price Allocation, the party receiving notice of the dispute shall promptly notify the other party hereto, and the parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Purchase Price Allocation. If the Buyer and the Company do not agree in writing to the Purchase Price Allocation within 30 days following the receipt thereof by the Company (or such longer time as is agreed to in writing by the Buyer and the Company), neither the Buyer nor the Company shall be bound by any provision in this Section 4.09(c).

ARTICLE V
SERVICING

Section 5.01. Appointment of Company. Buyer may elect to maintain a servicer (the “Servicer”) to perform certain servicing, management and administrative functions on behalf of Buyer with respect to the Transferred Assets.

(a)    Buyer hereby appoints the Company as the initial Servicer hereunder, and the Company hereby accepts such appointment hereunder, to perform the duties described in or by reference in this Article V, in consideration for the Servicing Fee.

EXHIBIT 10.15

(b)    While serving as Servicer on behalf of Buyer, the Company agrees that it shall service, manage, administer, and perform on behalf of Buyer under the License Agreement, and enforce the rights of Buyer thereunder in a commercially reasonable manner, with reasonable care, using substantially the same degree of diligence and skill that it uses to service and perform agreements such as the License Agreement and any other license arrangements for its own account (such standards and requirements of performance, the “Servicing Standard”). The Company, while serving as Servicer on behalf of Buyer, shall maintain any licenses or authorizations necessary to service, maintain or protect the Transferred Assets and manage and maintain the Transferred Assets in such a manner as will, in its reasonable judgment and at all times in accordance with the Servicing Standard, preserve and protect the Transferred Assets.

(c)    The Company, while serving as Servicer on behalf of Buyer, shall comply in all material respects with Buyer’s obligations under the License Agreement and shall not take any action or forego any action that would reasonably be expected to constitute a material breach or default thereof. Promptly, and in any event within two Business Days, after receipt of any (written or oral) notice from Licensee of an alleged breach or default under the License Agreement, the Company shall give notice thereof to Buyer, including delivering Buyer a copy of any such written notice. After consultation with and at the direction of the Buyer, the Company shall, while serving as Servicer in behalf of Buyer, use its reasonable best efforts to cure any such breach or default under the License Agreement and shall give written notice to Buyer upon curing any such breach or default. In connection with any dispute regarding an alleged breach that could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, the Company shall, while serving as Servicer on behalf of Buyer, employ such counsel, reasonably acceptable to the Company, as Buyer may select. The Company shall pay the costs and expenses of such counsel in connection with any dispute regarding any such breach by Company, while serving as Servicer on behalf of Buyer. The Company shall not, without Buyer’s prior written consent, (a) forgive, release or compromise any amount owed to or becoming owed to the Company under the License Agreement in respect of the Royalty, or (b) waive any obligation of, or grant any consent to, the Licensee under, in respect of or related to the Royalty. The Company shall not exercise or enforce rights under the License Agreement in any manner that would reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Material Adverse Effect.

Section 5.02. Services as Servicer. In addition to (and not in limitation of) the provision of Section 5.01, the Company shall perform the following services on behalf of Buyer while serving as Servicer for Buyer:

(a)The Company shall review all written documents, notices and other written communications under the License Agreement or relating to the Transferred Assets and promptly (and in any event within five Business Days) following the receipt of such communications by the Company provide true, correct and complete copies of the same to Buyer, together with any proposed responses as Buyer is required to provide in respect thereof. The Company shall not send (or refrain from sending), without the prior written consent of Buyer, any material written notice or correspondence to Licensee that (a) relates to the Royalty or (b) would, or relates to a matter that would, reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect.

(b)The Company shall not take any action, or purport to take any action, that has the effect of amending, modifying, supplementing, terminating or restating any provision of the License Agreement without Buyer’s prior written consent.

EXHIBIT 10.15

(c)The Company shall monitor the performance of Licensee under the License Agreement and any other Person under any other arrangement relating to the Transferred Assets, and take such actions as may be prudent to enforce the rights of Buyer thereunder and collect amounts due to Buyer thereunder, on behalf of Buyer. Promptly (and in any event within five Business Days) after the Company becomes aware of, or comes to believe in good faith that there has been, a material breach of the License Agreement by Licensee, the Company shall provide notice of such breach to Buyer. In addition, the Company shall provide to Buyer a copy of any written notice of such breach or alleged breach of the License Agreement delivered by the Company to Licensee as soon as practicable and in any event not less than five Business Days following such delivery. In the case of any material breach by Licensee under the License Agreement, the Company shall consult with Buyer regarding the timing, manner and conduct of any enforcement of Licensee’s obligations under the License Agreement. Following such consultation, the Company shall, (i) exercise such rights and remedies relating to any such breach as shall be available to Company, whether under the License Agreement or by operation of law and, (ii) if such breach is solely related to the Royalty or could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, employ such counsel reasonably acceptable to the Company as Buyer shall recommend for such purpose.

(d)Each of Buyer and the Company shall bear its own fees and expenses incurred in enforcing Licensee’s obligations under the License Agreement. The proceeds resulting from any enforcement of Licensee’s obligations under the License Agreement shall be applied first to reimburse the Company and Buyer for any expenses incurred by them in connection with such enforcement, with the remainder of the proceeds distributed to (i) Buyer if the breach by Licensee is related to the Royalty or would reasonably be expected to have a Material Adverse Effect or (ii) the Company for all other breaches by Licensee.

(e)	With respect to the Transferred Patents:

(i)    The Company shall prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary to (A) prosecute and maintain the Patent Rights in accordance with the terms of the License Agreement to the extent that the Company has the right to prosecute and maintain such Patent Rights; and (B) defend or assert such Patent Rights against commercially significant infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction, in each case, in accordance with the terms of the License Agreement (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non- infringement or non-interference) to the extent that the Company has the right to do so. The Company shall promptly inform Buyer of any suspected infringement by a third party it becomes aware of with respect to any of the Licensed Patents. The Company shall keep Buyer informed of all of such actions and Buyer shall have the opportunity to participate and meaningfully consult with the Company with respect to the direction thereof and the Company shall take any actions recommended by Buyer that relate to the Royalty or could reasonably be expected to have a Material Adverse Effect, and shall consider all of Buyer’s comments in good faith with respect to all other actions. For clarity, this subsection (i) shall apply only to the extent of the Company’s rights (including rights to review and comment) to prosecute, maintain and/or enforce the Patent Rights.

(ii)    use commercially reasonable efforts to prosecute all pending patent applications within the Patent Rights for which the Company or its Affiliates has rights to

EXHIBIT 10.15

prosecute such Patent Rights on behalf of Buyer consistent with standards in the pharmaceutical industry (as applicable) for similarly situated entities;

(iii)    take reasonable measures to protect the proprietary nature of the Patent Rights and to maintain in confidence all trade secrets and confidential information compromising a part thereof;

(iv)    not disclose and use commercially reasonable efforts to prevent any distribution or disclosure by others (including their employees and contractors) of any item that contains or embodies material, non-public Patent Rights;

(v)    take reasonable physical and electronic security measures to prevent disclosure of any item that contains or embodies material, non-public Patent Rights;

(vi)    use commercially reasonable efforts to cause each individual associated with the filing and prosecution of the Patent Rights to comply in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including any duty to disclose to any patent office all information known by such individual to be material to patentability of each such Patent Right, in those jurisdictions where such duties exist, in each case to the extent that the Company has the right to file and prosecute such Patent Rights, including to the extent permissible under the License Agreement.

(vii)    furnish Buyer from time to time upon Buyer’s reasonable written request therefor reasonably detailed statements and schedules further identifying and describing the Patent Rights and such other materials evidencing or reports pertaining to any Patent Rights as Buyer may reasonably request.

Section 5.03. Replacement Servicer. The Company may be terminated by Buyer as Servicer hereunder, and the Company may resign as Servicer hereunder, and in each case the Company may be replaced with a new Servicer by Buyer, following the occurrence of any of the following:

(a)as to either termination by Buyer or resignation by the Company, after the Option Expiration Date;

(b)as to termination by Buyer only, an Insolvency Event or Change of Control of the Company;

(c)	as to termination by Buyer only, a Company Trigger Event; or

(d)as to termination by Buyer only, at any time if the Company fails to perform any of the services set forth in Sections 5.01 or 5.02.

Termination of the Company as Servicer under this Section 5.03 shall be immediately effective upon notice by Buyer to the Company, and resignation of the Company as Servicer under this Section 5.03 shall be effective upon the date that is thirty (30) days following notice by the Company to Buyer. Termination of the Company as Servicer hereunder shall be without prejudice to any rights of Buyer that may have accrued through such date. In the event that the Company is terminated as Servicer, (i) a replacement Servicer may be appointed by Buyer, (ii) the Company shall cooperate reasonably with Buyer and any replacement Servicer designated by

EXHIBIT 10.15

Buyer, to transfer any information and materials to such replacement Servicer, and (iii) if requested by the Company, Buyer shall enforce, cause the replacement Servicer to enforce, or grant to the Company the right to enforce against Licensee any payment obligations other than the Royalty, at the Company’s direction and at the Company’s sole cost and expense.

ARTICLE VI
PURCHASE OPTION

Section 6.01. Purchase Option. The Company shall have the option to purchase from BVF 100% of the outstanding equity interests of Buyer (the “Option”) upon or after any time at which the Purchase Threshold is achieved.

Section 6.02. Option Exercise. The Company may exercise the Option by (1) delivering a written notice to BVF at any time prior to the Option Expiration Date of its election to exercise the Option (the “Option Notice”) (and the date on which delivery of the Option Notice is given shall constitute the “Option Notice Date”) and (2) paying the Option Exercise Price to BVF within ten (10) Business Days after the date that such Option Notice is deemed delivered to BVF in accordance with Section 10.03 hereof (such date, the “Repurchase Date”), provided that the Company shall only be permitted to exercise the Option if the 20 day volume-weighted average price of the Common Stock on Nasdaq (as reported on Bloomberg) is equal to or greater than
$5.00 per share (adjusted for any stock splits, reverse splits, recapitalization, combination of shares, reclassification of shares or similar changes in capitalization) on each trading day between the Option Notice Date and the Repurchase Date.

Section 6.03. Bill of Sale. Upon exercise of the Option in accordance with Section 6.02, BVF shall countersign a customary bill of sale evidencing a transfer of 100% of the outstanding equity interests of Buyer within 20 Business Days following receipt of the Option Exercise Price.

ARTICLE VII
CONFIDENTIALITY

Section 7.01. Confidentiality. Except as otherwise provided herein or otherwise agreed in writing by the Parties, the Parties hereto agree that each Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)was already known to the Receiving Party, without an obligation of confidentiality, prior to the time of disclosure to the Receiving Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

EXHIBIT 10.15

(e)is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party without an obligation of confidentiality with respect thereto.

Section 7.02. Authorized Disclosure.

(a)Either Party may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:

(i)    prosecuting or defending litigation;

(ii)    complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii)    complying with a valid order of a court of competent jurisdiction or other Governmental Authority;

(iv)	for regulatory, tax or customs purposes;

(v)    for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(vi)    disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or

(vii)    disclosure to its legal and financial advisors, and to any actual or prospective acquirers, investors, collaborators and lenders (as well as and to their respective legal and financial advisors who are obligated to keep such information confidential) provided that the Receiving Party will be responsible for any disclosure of Confidential Information by any such Person inconsistent with the confidentiality obligations owed by the Receiving Party hereunder.

(b)Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Sections 7.02(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and cooperate with the Disclosing Party to minimize the scope of such disclosure to the extent so permitted by applicable law, and use reasonable efforts to secure confidential treatment of such disclosed information.

ARTICLE VIII
TERMINATION; SURVIVAL

Section 8.01. Termination. This Agreement may be terminated at any time by mutual written agreement of the Parties.

Section 8.02. Effect of Termination. No termination or rejection of this Agreement in the bankruptcy of the Company, Buyer, or BVF, nor any failure of the Company to assume the executory obligations of this Agreement in the bankruptcy of the Company, Buyer or BVF, shall be deemed to impair or affect the obligations pertaining to any executed conveyance or executed

EXHIBIT 10.15

obligations, including without limitation breaches of representations and warranties by the Company, Buyer, or BVF occurring prior to the date of such termination.

Section 8.03. Survival. Notwithstanding anything to the contrary in this Article VIII, the following provisions shall survive termination of this Agreement: Section 2.05, Article IV (except for Section 4.02, Section 4.06 and Section 4.07), Article VII, Article VIII, Article IX, and Article X. Termination of the Agreement shall not relieve any Party of liability in respect of breaches under this Agreement by any Party on or prior to termination.

ARTICLE IX
INDEMNIFICATION PAYMENTS

Section 9.01. Indemnification.

(a)The Company agrees to indemnify and hold harmless BVF, Buyer, their Affiliates, and their respective officers, directors, members, partners, employees and agents (the “BVF Indemnified Parties”) against any and all liabilities, losses, damages, penalties, costs and expenses (including reasonable and documented, out of pocket costs of defense and legal fees and expenses) (“Losses”) incurred or suffered by BVF Indemnified Parties (except to the extent caused by the gross negligence, bad faith or intentional misconduct of BVF Indemnified Parties) to the extent arising out of or resulting from (i) any material breach of this Agreement by the Company, (ii) the Company’s engaging in intentional misconduct, bad faith or gross negligence in the performance of its obligations under this Agreement; or (iii) the transfer by the Company of any interest in the Transferred Assets to any Person other than Buyer, or any attempt by any Person to void the transfer of the Transferred Assets to Buyer.

(b)Until the Option Expiration Date, each of Buyer and BVF, jointly and severally, agrees to indemnify and hold harmless the Company, its Affiliates, and their respective officers, directors, members, partners, employees and agents (the “Company Indemnified Parties”) against any and all Losses incurred or suffered by the Company Indemnified Parties (except to the extent caused by the gross negligence, bad faith or intentional misconduct of the Company Indemnified Parties) to the extent arising out of or resulting from (i) any material breach of this Agreement by BVF or Buyer, or (ii) BVF or Buyer engaging in intentional misconduct, bad faith or gross negligence in the performance of their obligations under this Agreement.

(c)If either a BVF Indemnified Party, on the one hand, or a Company Indemnified Party, on the other hand (such BVF Indemnified Party on the one hand and such Company Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article IX (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a third party with respect to which an Indemnified Party intends to claim any Loss under this Article IX, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Article IX shall not limit the obligation of the Indemnifying Party under this Article IX, except to the extent such Indemnifying Party is actually prejudiced thereby.

EXHIBIT 10.15

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.01. Amendment. This Agreement may be amended from time to time only by the written agreement of the Company, Buyer and BVF.

Section 10.02. Governing Law; Waiver of Trial by Jury; Jurisdiction.

(a)This Agreement and any amendments hereof shall be governed by and construed in accordance with the laws of the state of New York, including General Obligations Law Sections 5-1401 and 5-1402, but otherwise without giving effect to laws concerning conflict of laws or choice of forum that would require application of the laws of another jurisdiction.

(b)Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to any Transaction Document or the transactions contemplated under any Transaction Document (whether based on contract, tort or any other theory). This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to any transaction document. Each Party hereto (a) certifies that no representative, agent or attorney of the other Party hereto has represented, expressly or otherwise, that the other Party hereto would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 10.02(b).

(c)Each of the Company, Buyer and BVF irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York, and of the courts of its own corporate domicile with respect to any and all legal proceedings. Each of Company, Buyer and BVF irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any legal proceeding and any claim that any proceeding has been brought in an inconvenient forum. Any process or summons for purposes of any proceeding may be served on the Company, Buyer and BVF by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder.

Section 10.03. Notices. All notices authorized or required to be given pursuant to this Agreement shall be given in writing and either personally delivered to the Party to whom it is given or delivered by: (i) a nationally recognized overnight delivery service, such as FedEx, in which case notice shall be deemed delivered the next Business Day following sending, (ii) mailed by registered or certified mail, postage prepaid, in which case, notice shall be deemed given the fourth Business Day after mailing, or (iii) sent by electronic mail with a copy sent on the following Business Day by one of the other methods of giving notice described herein, in which case notice shall be deemed given on the next Business Day following sending, in each case, with the notice to be addressed to the Party at its address listed below:

EXHIBIT 10.15

If to the Company:

Infinity Pharmaceuticals, Inc.
1100 Massachusetts Avenue, Floor 4
Cambridge, MA 02138
Attention: Seth Tasker
Email: Seth.Tasker@infi.com
with copies (which shall not constitute notice) to: Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Cynthia Mazareas
Email: Cynthia.mazareas@wilmerhale.com

If to the Buyer or BVF:

44 Montgomery Street, 40th Floor
San Francisco CA 94104
Attn: Spike Loy
Email: loy@bvflp.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
Attention: Ryan A. Murr
Email: rmurr@gibsondunn.com

Any Party may change its address for the receipt of notices at any time by giving notice thereof to the other Party. Except as otherwise provided herein, any notice authorized or required to be given by this Agreement shall be effective when received.

Section 10.04. Severability of Provisions. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.05. Assignment. Notwithstanding anything to the contrary contained in this Agreement, this Agreement or any rights or obligations therein may not be assigned by the Company, without the prior written consent of the Buyer. BVF and Buyer may assign this Agreement or any of their rights or obligations therein without the prior written consent of the Company; provided that the assignee under any such assignment agrees to be bound by the terms of this Agreement.

EXHIBIT 10.15

Section 10.06. No Delay; Waivers; etc. No delay on the part of a Party in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No Party shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such Party.

Section 10.07. Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which shall constitute one and the same instrument.

Section 10.08. Expenses. The Company shall promptly reimburse the Buyer and BVF for all Transaction Expenses.

Section 10.09. Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and all prior agreements and understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

Section 10.10. Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 10.11. Schedules and Exhibits. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 10.12. Counterparts. This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

Infinity Pharmaceuticals, Inc.
By:	/s/Adelene Perkins
Name: Adelene Perkins Title: Chief Executive Officer

BVF Partners L.P.
By:	/s/Mark Lampert
Name: Mark Lampert Title: President BVF Inc., General Partner BVF Partners L.P.

Royalty Security, LLC
By:	/s/Spike Loy
Name: Spike Loy Title: President

[Signature Page to Funding Agreement]

Schedule 2.01(a) (iii)
Transferred Patents
See attached

Schedule 3.01(k)(i)
Product Patent Rights
See attached

Schedule 3.01(k)(vi)

In-Licensed Patent Rights Not Assigned to Buyer

See attached

Exhibit A

Form of Patent Assignment

See attached

Final Form

PATENT ASSIGNMENT

THIS PATENT ASSIGNMENT (this “Assignment”) is dated as of January , 2020 (the “Effective Date”), by and between:

(A)Infinity Pharmaceuticals, Inc., incorporated in Delaware, with registered address at The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, U.S.A., (“Assignor”); and
(B)Royalty Security, LLC, formed in Delaware, with registered address at The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, U.S.A. (“Assignee”).
Assignor and Assignee shall be jointly referred to as the “Parties” and each shall be referred to individually as a “Party”.

WHEREAS, Assignor holds certain right, title and interest in and to the patents and patent applications set forth on Exhibit A attached hereto and incorporated herein by reference (the “Assigned Patents”);

WHEREAS, Assignor and Assignee are parties to that certain Funding Agreement, dated as of January , 2020 (the “Funding Agreement”), pursuant to which Assignor sold, assigned, transferred, conveyed and delivered to Assignee all of Assignor’s right, title and other interests in and to certain of the assets of Assignor, including the Assigned Patents; and

WHEREAS, the execution and delivery of this Assignment is a condition to the consummation of the transaction made pursuant to the Funding Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and in the Funding Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth in the Funding Agreement:

1.Assignor does hereby irrevocably sell, assign, transfer, convey and deliver unto Assignee and its successors, assigns and legal representatives Assignor’s entire right, title and interest in and to the Assigned Patents, all rights, claims and privileges of any kind related to the Assigned Patents throughout the world, including without limitation, the right to apply for registration in foreign countries with full benefit of such priority as may now or hereafter be granted to it by law, treaty or other international convention, and all rights, interests, claims and demands recoverable in law or equity, that Assignor has or may have in profits and damages for past, present and future infringements or other violations of the Assigned Patents, including, without limitation, the right to compromise, sue for and collect such profits and damages, all of the foregoing to be held and enjoyed by Assignee, its successors and assigns or their legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made.

2.Assignor hereby acknowledges and agrees that from and after the date hereof, Assignee shall be the exclusive owner of all of Assignor’s right, title and interest in and to the Assigned Patents.

3.Assignor hereby authorizes and requests any official throughout the world whose duty it is to register and record ownership in patents, and applications, and title thereto to record Assignee as the owner of any and all rights in and to the Assigned Patents.

4.Assignor shall, at Assignee’s reasonable written request and at Assignee’s expense, use its commercially reasonable efforts to execute and deliver such additional documents and instruments, and to take, or refrain from taking, such other actions, as may be reasonably required to perfect Assignee’s title in and to the Assigned Patents.

5.This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws rules thereof.

6.This Assignment may be executed electronically or otherwise (where permitted in an applicable jurisdiction) in any number of identical counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Patent Assignment by their duly authorized representatives as of the Effective Date.

ASSIGNOR:	ASSIGNEE:

Infinity Pharmaceuticals, Inc.	Royalty Security, LLC

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Patent Assignment]

Exhibit A
Assigned Patents
See attached

Exhibit B
Form of Bill of Sale
See attached

Final Form

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made as of January [•], 2020, between Infinity Pharmaceuticals, Inc., a Delaware corporation (the “Seller”) and Royalty Security, LLC, a Delaware limited liability company (the “Buyer”).

A.    The Seller and the Buyer have entered into that certain Funding Agreement, dated as of January [•], 2020 (the “Funding Agreement”), pursuant to which the Seller is to sell and the Buyer is to purchase the Transferred Assets. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Funding Agreement; and

B.    The Seller has agreed to execute and deliver this Bill of Sale to the Buyer for the purpose of transferring to and vesting in the Buyer title to the Transferred Assets as set forth herein;

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, subject to the terms and conditions of the Funding Agreement:

1.    The Seller does hereby sell, convey, transfer, assign, deliver and vest in the Buyer, its successors and assigns forever, all of its right, title and interest in and to the Transferred Assets.

2.    The Seller hereby constitutes and appoints the Buyer, its successors and assigns, as the Seller’s true and lawful attorney, with full power of substitution, in the Seller’s name and stead, on behalf of and for the benefit of the Buyer, its successors and assigns, to demand and receive any and all of the Transferred Assets and to give receipts and releases for and in respect of the Transferred Assets, or any part thereof, and from time to time to institute and prosecute in the Seller’s name, at the sole expense and for the benefit of the Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Buyer, its successors and assigns, reasonably may require for the collection or reduction to possession of any of the Transferred Assets.

3.    The Seller hereby covenants that, from time to time after the delivery of this instrument, at the Buyer’s request, the Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered such further acts, conveyances, transfers, assignments, powers of attorney and assurances as the Buyer may reasonably require to convey, transfer to and vest in the Buyer, and to put the Buyer in possession of, any of the Transferred Assets.

4.    Nothing in this Bill of Sale shall alter any liability or obligation of the Seller or the Buyer arising under the Funding Agreement, which shall govern the representations, warranties, covenants and obligations of the parties with respect to the Transferred Assets.

5.    This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.    This Bill of Sale shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York other than Section 5-1401 of the New York General Obligations Law.

7.    This Bill of Sale may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Bill of Sale as of the date first written above.

Infinity Pharmaceuticals, Inc.
By:
Name: Title:

Royalty Security, LLC
By:
Name: Title:

SIGNATURE PAGE TO BILL OF SALE

Exhibit C
Wire Instructions

Exhibit D

Form of Licensee Instruction Letter

See attached

Exhibit E

Copy of License Agreement

See attached

Exhibit F
Form of Warrant
See attached

Final Form

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, SUBJECT TO THE TERMS AND CONDITIONS OF THIS WARRANT, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE COMMON STOCK

No. [●]

Company:	INFINITY PHARMACEUTICALS, INC., a Delaware corporation
Number of Shares:	[●][1]
Type/Series of Stock:	Common Stock, par value $0.001 per share.
Warrant Price:	[●][2]
Issue Date:	[●]
Expiration Date:	[●][3]
Funding Agreement:
This Warrant to Purchase Common Stock (“Warrant”) is issued in connection with that certain Funding Agreement, dated January 8, 2020, among the Company, BVF Partners, L.P. and Royalty Security, LLC (as modified, amended and/or restated from time to time, the “Funding Agreement”).

THIS CERTIFIES THAT, for good and valuable consideration, [BVF Partners, L.P.] (“[BVF]” and, together with any successor or permitted assignee or transferee of this Warrant, the “Holder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to purchase the number of fully paid and non-assessable shares (the “Shares”) of the common stock, par value $0.001 per share (the “Common Stock”), of Infinity Pharmaceuticals, Inc. (the “Company”) at the above-stated Warrant Price, as such Warrant Price may be adjusted pursuant to Section 2 of this Warrant.

SECTION 1.    EXERCISE.

1.1    Method of Exercise. Holder may at any time exercise this Warrant, in whole or in part, [at any time on or after the date that is six months and one day after the date hereof and ]4 on or prior to 5:00 p.m. (New York time) on the Expiration Date by the surrender of the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 at the principal office of the Company (such date, the “Exercise Date”), and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a certified bank check representing same day funds, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1
Pursuant to Section 4.01 of the Funding Agreement, the number of shares shall be equal to 50% of the number of shares sold by the Company in excess of the Warrant Threshold (as defined in the Funding Agreement).

2
Pursuant to Section 4.01 of the Funding Agreement, the warrant price shall be equal to 1.5 times the price per share of the shares issued by the Company in excess of the Warrant Threshold (as defined in the Funding Agreement).

3	5th anniversary of the later of the date of issuance or the date on which the warrant becomes exercisable pursuant to Section 1.1 of the warrant.

4	To be included only to the extent the issuance of the warrant is triggered by an issuance of common stock (or the equivalent) at a discount to the Minimum Price.

1.2    Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non- assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X =    the number of Shares to be issued to the Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B =    the Warrant Price.

1.3    Fair Market Value. If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the “Fair Market Value” of a Share shall be the closing price or last sale price of a share of Common Stock reported by the Trading Market for the Business Day immediately before the date on which Holder delivers its Notice of Exercise to the Company in accordance with Section 1.1. If the Common Stock is not traded on a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in good faith.

1.4	Limitation on Number of Shares Issuable.

(a)    Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant, and the Holder shall not be entitled to exercise this Warrant, for a number of Shares in excess of that number of Shares that when aggregated with all shares of Common Stock beneficially owned by the Holder and its affiliates and any other persons whose beneficial ownership of Common Stock is aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any other securities issued by the Company to the Holder pursuant the Funding Agreement, including warrants and Common Stock issued thereunder, would result in a “change of control” within the meaning of Rule 5635 of the listing rules of the Nasdaq Stock Market.

(b)    In addition to the exercise limitations set forth in Section 1.4(a), the number of Shares that may be acquired by the Holder upon any exercise of this Warrant shall be limited to the extent necessary to ensure that, following such exercise, the total number of shares of Common Stock then beneficially owned by the Holder (together with such Holder Affiliates (as defined below), and any other person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, including any “group” of which the Holder is a member) does not exceed [9.99][4.99]% of the total number of then issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise) (the “Beneficial Ownership Limit”). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the Beneficial Ownership Limit applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder) and of which a portion of this Warrant is exercisable shall be in the sole discretion of a Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limit, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1.4(b), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Holder, the Company shall, within three Trading Days, confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. This provision shall not restrict the number of shares of Common Stock that a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of an “Acquisition” as contemplated in 1.7 of this Warrant. By written notice to the Company, the Holder may increase or decrease the Beneficial Ownership Limit applicable solely to such Holder to such other percentage limit as may be determined by the Holder, provided that any increase in the Beneficial Ownership Limit shall not be effective until the 61st day after such notice is delivered to the Company.

(c)    For purposes of this Section 1.4, the aggregate number of shares of Common Stock or voting securities beneficially owned by the Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act shall include the shares of Common Stock issuable upon the exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Company that do not have voting power (including without limitation any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock), is subject to a limitation on conversion or exercise analogous to the limitation contained herein and is beneficially owned by the Holder or any of its affiliates and other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act.

1.5    Delivery of Certificate and New Warrant. Within two days on which the Trading Market is open for trading (“Trading Days”) after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver (or cause to be delivered) to Holder a certificate representing the Shares issued to Holder upon such exercise; provided, however, if the Company’s common stock is then traded on a Trading Market, the Company may provide electronic evidence from its transfer agent of such issuance in book entry form in lieu of delivery of a certificate representing the Shares. If by the close of the second Trading Day after the Exercise Date, the Company fails to deliver to the Holder a certificate representing the required number of Shares in the manner required pursuant to this Section 1.5 or fails to credit the Holder’s balance account with DTC for such number of Shares to which the Holder is entitled, and if after such second Trading Day and prior to the receipt of such Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within two Trading Days after the Holder’s request and in the Holder’s sole discretion, either (1) pay in cash to the Holder an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Shares) shall terminate or (2) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) the number of shares of Common Stock purchased in the Buy-In, times (B) the Fair Market Value of a share of Common Stock, calculated as of the Exercise Date (and not as of the prior Trading Day, as set forth in the definition of Fair Market Value).

1.6    Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.7	Treatment of Warrant Upon Acquisition of Company.

(a)Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Company stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power to a person or entity or to a group of persons or entities acting together.

(b)Treatment of Warrant at Acquisition. Upon the closing of any Acquisition, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant (without regard to any limits on exercise that would otherwise apply under Section 1.4) as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(c)Notice. The Company shall provide Holder with written notice of any pending Acquisition (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than seven (7) Business Days prior to the closing of the proposed Acquisition.

SECTION 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1    Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on its outstanding shares of Common Stock payable in common stock or other securities or property, or distributes a right to purchase or acquire capital stock (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities, property and rights which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of Common Stock by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2    Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of Common Stock are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3    No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

2.4    Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Common Stock and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, the Common Stock and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, the Common Stock and number of Shares in effect upon the date of such adjustment.

SECTION 3.    REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1    Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a) All Shares which may be issued upon the exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of securities as will be sufficient to permit the exercise in full of this Warrant.

3.2	Notice of Certain Events. If the Company proposes at any time to:

(a)declare any dividend or distribution upon the outstanding shares of the Common Stock or common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b)offer for subscription or sale pro rata to the holders of the outstanding shares of the Common Stock any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);

(c)effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Common Stock; or

(d)effect an Acquisition or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall give Holder:

(1)    at least seven (7) Business Days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and

(2)    in the case of the matters referred to in (c) and (d) above at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Common Stock will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).

SECTION 4.    REPRESENTATIONS, WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1    Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, for investment purposes only and not with a view to the public resale or distribution within the meaning of the Securities Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2    Disclosure of Information. Holder is sufficiently aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3    Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4    Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

4.5    The Securities Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is familiar with the provisions of Rule 144 promulgated under the Securities Act and is aware that there can be no assurances that the requirements of Rule 144 will be met.

4.6    No Rights as Stockholder. Holder, as a Holder of this Warrant, will not have any voting rights, dividend rights or other rights as a stockholder of the Company until the exercise of this Warrant.

SECTION 5. MISCELLANEOUS.

5.1    Term.

(a) Term. Subject to the provisions of Section 1.7 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 5:00 PM, Eastern time, on the Expiration Date and shall be void thereafter. To the extent that the Fair Market Value exceeds the Warrant Price on the Expiration Date, then the Warrant shall be automatically deemed exercised as of such date in accordance with Section 1.2, with the Company’s obligation to deliver the underlying Shares being suspended as long as necessary (not to exceed 180 days) in order to comply with applicable beneficial ownership limitations set forth in Section 1.4.

5.2    Legends. Each certificate evidencing Shares shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE COMMON STOCK ISSUED BY THE ISSUER TO [●] DATED [●], MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3    Compliance with Securities Laws on Transfer. This Warrant and the Shares issued upon exercise of this Warrant may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

5.4    Transfer and Assignment Procedure. After receipt by Holder of the executed Warrant, Holder may transfer this Warrant to one or more of Holder’s affiliates (each, an “Holder Affiliate”), by execution of an Notice of Assignment substantially in the form of Appendix 2. Subject to the provisions of Section 5.3 and upon providing the Company with written notice and a duly executed assignment, Holder, any such Holder Affiliate and any subsequent Holder, may transfer this Warrant or the Shares issuable upon exercise of this Warrant to any other transferee, provided, however, in connection with any such transfer, the Holder Affiliate(s) or any subsequent Holder will give the Company notice with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

5.5    Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail (if an email address is specified herein) and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

[Holder]
[Address]
Attn: [●]
Email: [●]
Notice to the Company shall be addressed as follows until Holder receives notice of a change in address: INFINITY PHARMACEUTICALS, INC.
1100 Massachusetts Avenue, Floor 4
Cambridge, MA 02138
Attn: [●]

5.6    Waiver and Amendment. This Warrant may be modified or amended or the provisions hereof waived only with the written consent of the Company and the Holder.

5.7    Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8    Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.9    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

5.10    Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.11    Business Days. “Business Day” means any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Massachusetts are authorized or required by law or other governmental action to close.

[Remainder of page left blank intentionally]
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Common Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

INFINITY PHARMACEUTICALS, INC.
By:
Name:
(Print)
Title:

[BVF PARTNERS, L.P.]
By:
Name:
(Print)
Title:

[Signature Page to Warrant to Purchase Common Stock]

APPENDIX 1
NOTICE OF EXERCISE

1.    The undersigned Holder hereby exercises its right purchase    shares of the Common Stock of INFINITY PHARMACEUTICALS, INC. (the “Company”) in accordance with the Warrant No.     , and tenders payment of the aggregate Warrant Price for such shares as follows:

[    ]    check in the amount of $    payable to order of the Company enclosed herewith
[    ]    Wire transfer of immediately available funds to the Company’s account
[    ]    Cashless Exercise pursuant to Section 1.2 of the Warrant
[    ]    Other [Describe]

2.    Please issue a certificate or certificates representing the Shares in the name specified below:

Holder's Name

(Address)

3.    By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Common Stock as of the date hereof.

HOLDER:

By:
Name:
Title:
Date:

Appendix 1

APPENDIX 2
NOTICE OF ASSIGNMENT
For value received, [●] hereby sells, assigns and transfers unto

Name:	[TRANSFEREE]
Address:
Tax ID:

that certain Warrant to Purchase Common Stock issued by INFINITY PHARMACEUTICALS, INC. (the “Company”), on [●] (the “Warrant”) together with all rights, title and interest therein.

[●]
By:
Name:
Title:
Date:

By its execution below, and for the benefit of the Company, [TRANSFEREE] makes each of the representations and warranties set forth in Section 4 of the Warrant and agrees to all other provisions of the Warrant as of the date hereof.

[TRANSFEREE]
By:
Name:
Title:	]

Schedule 1